PROSPECTUS SUPPLEMENT
(To Prospectus dated October 28, 2004)

                        $ 3,000,000,000 CIT InterNotes'r'

                                   [CIT LOGO]

                                 CIT Group Inc.

                                   ----------

     We may offer to sell our CIT InterNotes'r' from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

     We may offer the notes to or through agents for resale. The amount we expect to receive if all of the notes are sold to or through the agents is from $2,905,500,000 to $2,994,000,000, after paying agent discounts and commissions of between $6,000,000 and $94,500,000. We also may offer the notes directly. We have not set a date for termination of our offering.

     The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without any notice at any time. Unless otherwise specified in the applicable pricing supplement, we will not list the notes on any stock exchange.

                                   ----------

     Investing in the notes involves certain risks, including those described in the "Risk Factors" section beginning on page S-5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

                                   ----------

                       Joint Lead Managers and Lead Agents

Banc of America Securities LLC                                     Incapital LLC

                                     Agents

Bear, Stearns & Co. Inc.                              Charles Schwab & Co., Inc.
Citigroup                                            Edward D. Jones & Co., L.P.
Merrill Lynch & Co.                                               Morgan Stanley
Raymond James                                                RBC Capital Markets
UBS Financial Services Inc.                                  Wachovia Securities

                  Prospectus Supplement dated October 29, 2004.

InterNotes'r' is a registered servicemark of Incapital Holdings LLC

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and the pricing supplement. We and the agents have not authorized anyone else to provide you with different or additional information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the prospectus or the pricing supplement is accurate as of any date other than the date on the front of that document.

                                   ----------

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page
                                                                            ----
About this Prospectus Supplement and the Pricing Supplements.................S-1
Description of CIT Group Inc.................................................S-2
Incorporation by Reference...................................................S-2
Summary......................................................................S-3
Risk Factors.................................................................S-5
Selected Consolidated Financial Information of CIT Group Inc.................S-6
Capitalization of CIT Group Inc..............................................S-9
Description of the Notes....................................................S-10
Registration and Settlement.................................................S-22
Material U.S. Federal Income Tax Considerations.............................S-25
Employee Retirement Income Security Act.....................................S-29
Plan of Distribution........................................................S-30
Other General Information...................................................S-31

                                   Prospectus

About this Prospectus..........................................................3
Where You Can Find More Information............................................4
Forward-Looking Statements.....................................................5
Prospectus Summary.............................................................6
Use of Proceeds................................................................7
Description of Debt Securities.................................................8
Description of Capital Stock..................................................18
Description of Depositary Shares..............................................19
Description of Warrants.......................................................22
Description of Stock Purchase Contracts and Stock Purchase Units..............23
Plan of Distribution..........................................................24
Legal Matters.................................................................25
Experts.......................................................................26

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

     Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms "we," "our," "us," "the company," "CIT," "CIT Group" and "CIT Group Inc." refer to CIT Group Inc. References in this prospectus supplement to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

     We may use this prospectus supplement, together with the prospectus and a pricing supplement, to offer CIT InterNotes'r' from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $3,000,000,000.

     This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the prospectus, under "Description of Debt Securities." If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and you should not rely on the information in the prospectus.

     Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note.

     When we refer to the prospectus, we mean the prospectus that accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement that we attach to this prospectus supplement with respect to a particular series of notes being issued.

     You should read and consider all information contained or incorporated by reference in this prospectus supplement, the prospectus and the pricing supplement before making your investment decision.

                          DESCRIPTION OF CIT GROUP INC.

     CIT Group Inc., a Delaware corporation, is a leading global commercial and consumer finance company. CIT was incorporated on March 12, 2001 and the original predecessor to CIT commenced operations on February 11, 1908. We provide financing and leasing capital for companies in a wide variety of industries, including many of today's leading industries and emerging businesses. We offer vendor, equipment, commercial, factoring, consumer and structured financing products. We have broad access to customers and markets through our "franchise" businesses. Each business focuses on specific industries, asset types and markets, with portfolios diversified by client, industry and geography. At June 30, 2004, our managed assets were $49.9 billion, owned financing and leasing assets were $41.5 billion and stockholders' equity was $5.7 billion.

     Our principal executive offices are located at 1 CIT Drive, Livingston, New Jersey 07039. Our telephone number is (973) 740-5000.

                           INCORPORATION BY REFERENCE

     The U.S. Securities and Exchange Commission (the "SEC") allows us to incorporate by reference the information we file with it into the accompanying prospectus and this prospectus supplement, which means that we can disclose important information to you by referring you to those documents that are already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information.

     Until we have sold all of the debt securities which we are offering for sale under this prospectus supplement and the prospectus, we will also incorporate by reference all documents which we may file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed.

--------------------------------------------------------------------------------

                                     SUMMARY

     This section summarizes information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the notes. You should read the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement, the prospectus and in that pricing supplement, including the "Risk Factors" section and our consolidated financial statements and the related notes.

Issuer................................   CIT Group Inc.

Purchasing Agent......................   Incapital LLC

Joint Lead Managers and Lead Agents...   Banc of America Securities LLC and
                                         Incapital LLC

Agents................................   Bear, Stearns & Co. Inc.
                                         Charles Schwab & Co., Inc.
                                         Citigroup Global Markets Inc.
                                         Edward D. Jones & Co., L.P.
                                         Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                         Morgan Stanley & Co. Incorporated
                                         Raymond James & Associates, Inc.
                                         RBC Dain Rauscher
                                         UBS Financial Services Inc.
                                         Wachovia Capital Markets, LLC

Title of Notes........................   CIT InterNotes'r'

Amount................................   We may issue up to $3,000,000,000 of
                                         InterNotes'r' pursuant to this
                                         prospectus supplement. Additional notes
                                         may be issued in the future without the
                                         consent of or notice to note holders.
                                         The notes will not contain any
                                         limitations on our ability to issue
                                         additional InterNotes'r' or any other
                                         indebtedness.

Denominations.........................   The notes will be issued and sold in
                                         denominations of $1,000 and multiples
                                         of $1,000, unless otherwise stated in
                                         the pricing supplement.

Ranking...............................   The notes will be our direct unsecured
                                         senior obligations and will rank
                                         equally with all of our other unsecured
                                         senior indebtedness from time to time
                                         outstanding. The notes will be junior
                                         to any indebtedness of any of our
                                         subsidiaries unless the terms of that
                                         indebtedness provide otherwise.

Maturities............................   Each note will mature nine months or
                                         more from its date of original
                                         issuance.

Interest..............................   Each note will bear interest from its
                                         date of original issuance at a fixed or
                                         floating rate.

                                         Interest on each note will be payable
                                         either monthly, quarterly,
                                         semi-annually or annually on each
                                         interest payment date and on the stated
                                         maturity date. Interest also will be
                                         paid on the date of redemption or
                                         repayment if a note is redeemed or
                                         repurchased prior to its stated
                                         maturity in accordance with its

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                         terms.

Principal.............................   The principal amount of each note will
                                         be payable on its stated maturity date
                                         at the corporate trust office of the
                                         paying agent or at any other place we
                                         may designate.

Redemption and Repayment..............   Unless otherwise stated in the
                                         applicable pricing supplement, a note
                                         will not be redeemable at our option or
                                         be repayable at the option of the
                                         holder prior to its stated maturity
                                         date. The notes will not be subject to
                                         any sinking fund.

Survivor's Option.....................   Specific notes may contain a provision
                                         permitting the optional repayment of
                                         those notes prior to stated maturity,
                                         if requested by the authorized
                                         representative of the beneficial owner
                                         of those notes, following the death of
                                         the beneficial owner of the notes, so
                                         long as the notes were owned by the
                                         beneficial owner or his or her estate
                                         at least six months prior to the
                                         request. This feature is referred to as
                                         a "Survivor's Option." Your notes will
                                         not be repaid in this manner unless the
                                         pricing supplement for your notes
                                         provides for the Survivor's Option. The
                                         right to exercise the Survivor's Option
                                         is subject to limits set by us on:

                                         o    the permitted dollar amount of
                                              total exercises by all holders of
                                              notes in any calendar year; and

                                         o    the permitted dollar amount of an
                                              individual exercise by a holder of
                                              a note in any calendar year.

                                         Additional details on the Survivor's
                                         Option are described in the section
                                         below entitled "Description of the
                                         Notes--Survivor's Option."

Sale and Clearance....................   We will sell notes in the United States
                                         only. Notes will be issued in
                                         book-entry only form and will clear
                                         through The Depository Trust Company.
                                         We do not intend to issue notes in
                                         certificated form.

Trustee...............................   The trustee for the notes is J.P.
                                         Morgan Trust Company, National
                                         Association.

Selling Group.........................   The agents and dealers comprising the
                                         selling group are broker-dealers and
                                         securities firms. The agents, including
                                         the Purchasing Agent, will enter into a
                                         selling agent agreement with us (the
                                         "selling agent agreement"). Dealers who
                                         are members of the selling group have
                                         executed a master selected dealer
                                         agreement with the Purchasing Agent
                                         (the "master selected dealer
                                         agreement"). The agents and the dealers
                                         have agreed to market and sell the
                                         notes in accordance with the terms of
                                         those respective agreements and all
                                         other applicable laws and regulations.
                                         You may contact the Purchasing Agent at
                                         info@incapital.com for a list of
                                         selling group members.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     You should carefully consider the following discussion of risks, and the other information, provided and incorporated by reference in this prospectus supplement and the accompanying prospectus. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes, about our financial condition, operations and business or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these risks.

The market value of the notes may be affected by factors in addition to credit ratings.

     The notes could trade at prices that may be lower than the initial offering price of the notes. In addition to credit ratings that are assigned to the notes, whether or not the notes will trade at lower prices depends on various factors, including prevailing interest rates and markets for similar securities, our financial condition and future prospects and general economic conditions. Further, any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes.

We may choose to redeem notes when prevailing interest rates are relatively low.

     If your notes are redeemable at our option, as specified in the applicable pricing supplement, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the redemption date or period approaches.

Any Survivor's Option may be limited in amount.

     We will have a discretionary right to limit the aggregate principal amount of notes subject to any Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2.0% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for a desired amount will be permitted in any single calendar year.

The notes may have limited or no liquidity.

     There is currently no secondary market for the notes, and there can be no assurance that a secondary market will develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes.

          SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CIT GROUP INC.

     On June 1, 2001, CIT was acquired by Tyco Capital Holding, Inc. ("TCH"), a wholly owned subsidiary of an affiliate of Tyco International Ltd. ("Tyco"), in a purchase business combination recorded under the "push-down" method of accounting, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the Tyco acquisition, we adopted Tyco's fiscal year ending September
30. To assist in the comparability of our financial results and discussions, results of operations for the nine months ended September 30, 2001 include results for five months of the predecessor and four months of the successor and are designated in the following tables as "combined."

     On July 8, 2002, our former parent, Tyco, completed a sale of 100% of CIT's outstanding common stock in an initial public offering. Immediately prior to the offering, CIT was merged with its parent TCH, a company used to acquire CIT. As a result of the reorganization, the historical financial statements of TCH are included in the historical consolidated CIT financial statements. Prior to the offering on July 8, 2002, the activity of TCH consisted primarily of interest expense to an affiliate of Tyco, and the TCH accumulated net deficit was eliminated via a capital contribution from Tyco. There was no TCH activity subsequent to June 30, 2002. The results for both the periods ended September 30, 2002 and September 30, 2001 include activity of TCH. Therefore, certain previously reported CIT data may differ from the data presented below due primarily to the inter-company debt and related interest expense of TCH.

     On November 5, 2002, the CIT board of directors approved returning to a calendar year-end from a September 30 fiscal year-end. As a result, the three months ended December 31, 2002 constitutes a transitional fiscal period.

     The following tables set forth selected consolidated financial information regarding CIT's results of operations and balance sheets. The financial data at December 31, 2003, December 31, 2002, September 30, 2002 and September 30, 2001, and for the year ended December 31, 2003, the three months ended December 31, 2002, the year ended September 30, 2002, the period from June 2, 2001 through September 30, 2001, the period from January 1, 2001 through June 1, 2001 and the year ended December 31, 2000, were derived from the audited Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement. The financial data at December 31, 2000 and 1999 and for the year ended December 31, 1999 was derived from audited financial statements that are not incorporated by reference in this prospectus supplement. The financial data at June 30, 2004 and June 30, 2003 and for the six month periods then ended is derived from the unaudited consolidated financial statements of CIT that are incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the information included therein. Certain prior period balances have been conformed to present period presentation. To assist in the comparability of our financial results, the financial information in the following tables combines the "predecessor period" (January 1, 2001 through June 1, 2001) with the "successor period" (June 2, 2001 through September 30, 2001) to present "combined" results for the nine months ended September 30, 2001. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See "Where You Can Find More Information" in the prospectus.

                                                       Six Months Ended                      Three Months
                                                           June 30,            Year Ended       Ended
                                                  -------------------------   December 31,   December 31,
($ in millions, except per share data)                2004          2003          2003           2002
--------------------------------------            -----------   -----------   ------------   ------------
                                                  (successor)   (successor)    (successor)    (successor)
Results of Operations
Net finance margin.............................     $  749.3       $638.2       $1,327.8        $344.9
Provision for credit losses ...................        151.3        203.6          387.3         133.4
Operating margin ..............................      1,065.6        887.7        1,799.8         468.6
Salaries and general operating expenses .......        507.6        446.3          912.9         232.6
Goodwill impairment ...........................           --           --             --            --
Goodwill amortization .........................           --           --             --            --
Acquisition related costs......................           --           --             --            --
Interest expense--TCH .........................           --           --             --            --

                                                                   Nine Months
                                                    Year Ended        Ended          Years Ended December 31,
                                                  September 30,   September 30,   -----------------------------
($ in millions, except per share data)                 2002            2001            2000            1999
--------------------------------------            -------------   -------------   -------------   -------------
                                                   (successor)      (combined)    (predecessor)   (predecessor)
($ in millions, except per share data)
Results of Operations
Net finance margin.............................     $1,637.1         $1,301.7        $1,447.9        $  906.0
Provision for credit losses ...................        788.3            332.5           255.2           110.3
Operating margin ..............................      1,781.2          1,541.8         2,104.7         1,146.5
Salaries and general operating expenses .......        921.1            777.4         1,013.7           504.6
Goodwill impairment ...........................      6,511.7               --              --              --
Goodwill amortization .........................           --             97.6            86.3            25.7
Acquisition related costs......................           --             54.0              --              --
Interest expense--TCH .........................        662.6             98.8              --              --

                                                          Six Months
                                                            Ended                            Three Months
                                                           June 30,            Year Ended        Ended
                                                  -------------------------   December 31,   December 31,
($ in millions, except per share data)                2004          2003          2003           2002
--------------------------------------            -----------   -----------   ------------   ------------
                                                  (successor)   (successor)    (successor)    (successor)
Gain on redemption of debt ....................         41.8           --           50.4            --
Net income (loss)..............................        365.9        263.9          566.9         141.3
Net income (loss) per share(1)--basic..........         1.73         1.25           2.68          0.67
Net income (loss) per share(1)--diluted........         1.70         1.24           2.66          0.67
Dividends per share(1).........................         0.26         0.24           0.48          0.12

                                                                   Nine Months
                                                    Year Ended        Ended          Years Ended December 31,
                                                  September 30,   September 30,   -----------------------------
($ in millions, except per share data)                 2002            2001            2000            1999
--------------------------------------            -------------   -------------   -------------   -------------
                                                   (successor)      (combined)    (predecessor)   (predecessor)
Gain on redemption of debt ....................           --               --              --              --
Net income (loss)..............................     (6,698.7)           263.3           611.6           389.4
Net income (loss) per share(1)--basic..........       (31.66)            1.24            2.89            1.84
Net income (loss) per share(1)--diluted........       (31.66)            1.24            2.89            1.84
Dividends per share(1).........................           --             0.25            0.50            0.31

                                                          At June 30
                                                  -------------------------   At December 31,   At December 31,
($ in millions)                                       2004          2003            2003              2002
---------------                                   -----------   -----------   ---------------   ---------------
                                                  (successor)   (successor)     (successor)       (successor)
Balance Sheet Data
Total finance receivables......................    $31,828.6     $28,413.6       $31,300.2         $27,621.3
Reserve for credit losses .....................        621.0         754.9           643.7             760.8
Operating lease equipment, net ................      7,838.8       7,560.0         7,615.5           6,704.6
Goodwill and intangible assets ................        516.4         404.1           487.7             400.9
Total assets ..................................     46,682.5      43,184.7        46,342.8          41,932.4
Commercial paper ..............................      4,170.4       4,576.7         4,173.9           4,974.6
Variable-rate bank credit facilities ..........           --            --              --           2,118.0
Variable-rate senior notes ....................     10,931.6       6,637.3         9,408.4           4,906.9
Fixed-rate senior notes .......................     19,330.3      21,216.8        19,830.8          19,681.8
Subordinated fixed-rate notes .................           --            --              --                --
Preferred capital securities...................        254.6         256.4           255.5             257.2
Stockholders' equity ..........................      5,691.8       5,057.6         5,394.2           4,870.7
Tangible stockholders' equity .................      5,175.4       4,653.5         4,906.5           4,469.8

                                                                                               At December 31,
                                                  At September 30,   At September 30,   -----------------------------
($ in millions)                                         2002               2001              2000            1999
---------------                                   ----------------   ----------------   -------------   -------------
                                                     (successor)        (successor)     (predecessor)   (predecessor)
Balance Sheet Data
Total finance receivables......................       $28,459.0         $31,879.4         $33,497.5       $31,007.1
Reserve for credit losses .....................           777.8             492.9             468.5           446.9
Operating lease equipment, net ................         6,567.4           6,402.8           7,190.6         6,125.9
Goodwill and intangible assets ................           402.0           6,547.5           1,971.5         1,850.5
Total assets ..................................        42,710.5          51,349.3          48,689.8        45,081.1
Commercial paper ..............................         4,654.2           8,869.2           9,603.5         8,974.0
Variable-rate bank credit facilities ..........         4,037.4                --                --              --
Variable-rate senior notes ....................         5,379.0           9,614.6          11,130.5         7,147.2
Fixed-rate senior notes .......................        18,385.4          17,113.9          17,571.1        19,052.3
Subordinated fixed-rate notes .................              --             100.0             200.0           200.0
Preferred capital securities...................           257.7             260.0             250.0           250.0
Stockholders' equity ..........................         4,757.8           5,947.6(2)        6,007.2         5,554.4
Tangible stockholders' equity .................         4,355.8           4,028.5(2)        4,035.7         3,703.9

----------
(1) Net income (loss) and dividend per share calculations for the periods preceding September 30, 2002 are based on the number of common shares outstanding (basic and diluted of 211.6 million and 211.7 million, respectively) upon the completion of the July 2002 initial public offering.

(2) Stockholders' equity and tangible stockholder's equity excludes TCH results due to its temporary status as a Tyco acquisition company with respect to CIT.

                                                         At or for the
                                                       Six Months Ended       At or for the      At or for the
                                                           June 30,            Year Ended     Three Months Ended
                                                  -------------------------    December 31,      December 31,
($ in millions)                                       2004          2003           2003              2002
---------------                                   -----------   -----------   -------------   ------------------
                                                  (successor)   (successor)   (successor)         (successor)
Selected Data and Ratios Profitability
Net finance margin as a percentage of
   average earning assets ("AEA")(1) ..........         4.00%         3.63%          3.71%              4.22%
Ratio of earnings to fixed charges(2) .........         1.99x         1.61x          1.68x              1.65x
Other Operating Ratios
Salaries and general operating expenses  as
   a percentage of average managed assets
   ("AMA")(3) .................................         2.19%         1.97%          1.99%              2.10%
Efficiency ratio(4) ...........................         41.7%         40.9%          41.7%              38.6%
Credit Quality
60+ days contractual delinquency as a
   percentage of finance receivables ..........         1.79%         3.26%          2.16%              3.63%
Non-accrual loans as a percentage of finance
   receivables ................................         1.47%         2.83%          1.81%              3.43%
Net credit losses as a percentage of average
   finance receivables ........................         1.15%         1.56%          1.77%              2.32%
Reserve for credit losses as a percentage of
   finance receivables ........................         1.95%         2.66%          2.06%              2.75%

                                                   At or for the     At or for the             At or for the
                                                    Year Ended     Nine Months Ended      Years Ended December 31,
                                                   September 30,     September 30,     -----------------------------
($ in millions)                                        2002               2001              2000            1999
---------------                                    -------------   -----------------   -------------   -------------
                                                    (successor)        (combined)      (predecessor)   (predecessor)
Selected Data and Ratios Profitability
Net finance margin as a percentage of
   average earning assets ("AEA")(1) ..........          4.57%              4.29%             3.56%         3.54%
Ratio of earnings to fixed charges(2) .........            (8)              1.30x             1.39x         1.45x
Other Operating Ratios
Salaries and general operating expenses  as
   a percentage of average managed assets
   ("AMA")(3) .................................          1.95%              2.05%             1.97%         1.71%
Efficiency ratio(4) ...........................          35.8%              41.5%             43.0%         40.1%
Credit Quality
60+ days contractual delinquency as a
   percentage of finance receivables ..........          3.76%              3.46%             2.98%         2.71%
Non-accrual loans as a percentage of finance
   receivables ................................          3.43%              2.67%             2.10%         1.65%
Net credit losses as a percentage of average
   finance receivables ........................          1.67%              1.20%             0.71%         0.42%
Reserve for credit losses as a percentage of
   finance receivables ........................          2.73%              1.55%             1.40%         1.44%

                                                         At or for the
                                                       Six Months Ended       At or for the      At or for the
                                                           June 30,            Year Ended     Three Months Ended
                                                  -------------------------    December 31,      December 31,
($ in millions)                                       2004          2003           2003              2002
---------------                                   -----------   -----------   -------------   ------------------
                                                  (successor)   (successor)    (successor)        (successor)
Leverage
Total debt (net of overnight deposits) to
   tangible stockholders' equity(5)(6) ........         6.09x         6.30x          6.14x              6.22x
Tangible stockholders' equity(5) to managed
   assets(7) ..................................         10.9%         10.5%          10.4%              10.4%
Other
Total managed assets(7) .......................    $49,854.5     $47,865.5      $49,735.6          $46,357.1
Employees .....................................        5,705         5,845          5,800              5,835

                                                   At or for the     At or for the             At or for the
                                                    Year Ended     Nine Months Ended      Years Ended December 31,
                                                   September 30,     September 30,     -----------------------------
($ in millions)                                        2002               2001              2000            1999
---------------                                    -------------   -----------------   -------------   -------------
                                                    (successor)        (combined)      (predecessor)   (predecessor)
Leverage
Total debt (net of overnight deposits) to
   tangible stockholders' equity(5)(6) ........          6.54x              8.20x             8.78x         8.75x
Tangible stockholders' equity(5) to managed
   assets(7) ..................................           9.9%               8.6%              7.8%          7.7%
Other
Total managed assets(7) .......................     $47,622.3          $50,877.1         $54,900.9     $51,433.3
Employees .....................................         5,850              6,785             7,355         8,255

----------
(1) "AEA" means average earning assets, which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one-third of rent expense, which is deemed representative of an interest factor.

(3) "AMA" means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

(4) Efficiency ratio is the percentage of salaries and general operating expenses to operating margin, excluding the provision for credit losses.

(5) Tangible stockholders' equity excludes goodwill and other intangible assets and excludes TCH results due to its temporary status as a Tyco acquisition company with respect to CIT. Tangible stockholders' equity also excludes certain unrealized losses relating to derivative financial instruments and other investments, as these losses are not necessarily indicative of amounts which will be realized.

(6) Total debt excludes, and tangible stockholders' equity includes, Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.

(7) "Managed assets" means assets previously securitized and still managed by us and include (i) financing and leasing assets, (ii) certain investments and (iii) off-balance sheet finance receivables.

(8) Earnings were insufficient to cover fixed charges by $6,331.1 million for the year ended September 30, 2002. Earnings for the year ended September 30, 2002 included a non-cash goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The ratio of earnings to fixed charges included fixed charges of $1,497.1 million and a loss before provision for income taxes of $6,331.1 million resulting in a total loss provision for income taxes and fixed charges of $(4,834.0) million.

                        CAPITALIZATION OF CIT GROUP INC.

     The following table sets forth our capitalization as of June 30, 2004. This table should be read in conjunction with "Selected Consolidated Financial Information of CIT Group Inc.," which is included elsewhere in this prospectus supplement.

                                                                  June 30, 2004
                                                                 (in millions of
                                                                  U.S. Dollars)
                                                                 ---------------
Commercial paper .............................................      $ 4,170.4
Term debt ....................................................       30,261.9
Preferred capital securities .................................          254.6
Stockholders' equity:
   Preferred stock, $0.01 par value, 100,000,000 authorized;
      none issued and outstanding ............................             --
   Common stock, $0.01 par value, 600,000,000 authorized;
      212,092,592 issued and 211,195,862 outstanding .........            2.1
   Additional paid in capital ................................       10,672.2
   Accumulated deficit .......................................       (4,831.8)
   Accumulated other comprehensive loss ......................         (118.1)
   Treasury stock, 896,730 shares, at cost ...................          (32.6)
                                                                    ---------
   Total stockholders' equity ................................        5,691.8
                                                                    ---------
Total capitalization .........................................       40,378.7
Goodwill and other intangible assets .........................         (516.4)
                                                                    ---------
Total tangible capitalization ................................      $39,862.3
                                                                    =========
Total tangible stockholders' equity ..........................      $ 5,175.4
                                                                    =========

     Other than as disclosed or contemplated in this prospectus supplement or in the documents incorporated in this prospectus supplement by reference, since June 30, 2004, there has been no material change in the capitalization of CIT and its consolidated subsidiaries.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the headings "Description of Debt Securities" in the prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below. Capitalized terms used but not defined below have the meanings given to them in the prospectus and in the indenture relating to the notes.

General

     The InterNotes'r', or the notes, being offered by this prospectus supplement, the prospectus and the applicable pricing supplement will be issued under an indenture (the "indenture") to be entered into between CIT Group Inc. and J.P. Morgan Trust Company, National Association, as trustee (the "trustee"). Unless the pricing supplement specifies to the contrary, with respect to each separate issue of notes issued under the indenture, the trustee will serve as registrar, paying agent, transfer agent and authenticating agent. The terms of the indenture are more fully described in the prospectus. The indenture may be supplemented from time to time. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. If you want to know more about the terms of any of the notes, you should refer to the indenture. We have filed as an exhibit to our shelf registration statement filed with the SEC (File No. 333-119172) or incorporated by reference, the indenture pursuant to which the notes will be issued. If we use a capitalized term in this prospectus supplement that is not defined, that term will have the same meaning as in the prospectus and/or the indenture.

     The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $3,000,000,000. We may increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes.

     Notes issued in accordance with this prospectus supplement, the prospectus and the applicable pricing supplement will have the following general characteristics:

     o the notes will be our direct unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding;

     o the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months from its date of original issuance;

     o each note will bear interest from its date of original issuance at a fixed or floating rate;

     o    the notes will not be subject to any sinking fund; and

     o the minimum denomination of the notes will be $1,000 (unless otherwise stated in the pricing supplement).

     In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

     o    whether the note is a fixed rate note or a floating rate note;

     o the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

     o    the date on which the notes will be issued to the public;

     o    the stated maturity date of the notes;

     o if the note is a fixed rate note, the rate per year at which the notes will bear interest;

     o if the note is a floating rate note, the interest rate basis, the initial interest rate, the interest determination date, the interest reset dates, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note (see "Description of the Notes--Floating Rate Notes" for an explanation of the terms relating to floating rate notes);

     o    the interest payment frequency;

     o the purchase price, Purchasing Agent's discount and net proceeds to us;

     o whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the holder as described under "--Survivor's Option";

     o if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment;

     o any special U.S. federal income tax consequences of the purchase, ownership and disposition of the notes; and

     o any other significant terms of the notes not inconsistent with the provisions of the indenture.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

     Principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company ("DTC") and its participants as described under "Registration and Settlement--The Depository Trust Company." Payments in respect of any notes in certificated form will be made as described under "Registration and Settlement--Registration, Transfer and Payment of Certificated Notes."

     Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note's stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note's stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

     We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

Interest and Interest Rates

     The notes may bear interest at:

     o    a fixed rate; or

     o a floating rate, which may be based on one of the following rates (see "Floating Rate Notes" for a further description of each of these floating rates):

          o LIBOR (a note issued with this rate is referred to in this prospectus supplement as a "LIBOR note");

          o Treasury Rate (a note issued with this rate is referred to in this prospectus supplement as a "Treasury Rate note");

          o Federal Funds Rate (a note issued with this rate is referred to in this prospectus supplement as a "Federal Funds Rate note");

          o Prime Rate (a note issued with this rate is referred to in this prospectus supplement as a "Prime Rate note"); and

          o    a rate as otherwise specified in the pricing supplement.

     Each note will accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate or a floating rate index or formula. Interest will be payable monthly, quarterly, semi-annually or annually. Interest payments on each note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid (or from and including the date of original issuance if no interest has been paid with respect to the note) to, but excluding, the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

     The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application.

     Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

Payment of Interest

     Unless otherwise specified in the applicable pricing supplement, interest on the notes will be paid as follows:

Interest Payment Frequency            Interest Payment Dates
--------------------------            ----------------------
Monthly...................   Fifteenth day of each calendar month, beginning in
                             the first calendar month following the month the
                             note is issued.

Quarterly.................   Fifteenth day of every third month, beginning in
                             the third calendar month following the month the
                             note is issued.

Semi-annually.............   Fifteenth day of every sixth month, beginning in
                             the sixth calendar month following the month the
                             note is issued.

Annually..................   Fifteenth day of every twelfth month, beginning in
                             the twelfth calendar month following the month the
                             note is issued.

     The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note's stated maturity date or date of earlier redemption or repayment will be that particular date.

     With respect to fixed rate notes, the term "business day" means a day other than a Saturday or Sunday and any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York. With respect to LIBOR notes, a business day means any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York and that is also a London business day (as defined below).

Fixed Rate Notes

     Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date.

Floating Rate Notes

     Unless the applicable pricing supplement specifies otherwise, floating rate notes will have the terms described below. Each floating rate note will bear interest from its date of original issuance at the floating rate per year based on the interest rate index or other interest rate formula specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, the interest rate on each floating rate note will be equal to:

     o an interest rate determined by reference to the interest rate index specified in the applicable pricing supplement plus or minus the spread, if any; and/or

     o an interest rate calculated by reference to the interest rate index specified in the applicable pricing supplement multiplied by the spread multiplier, if any.

     The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement as an adjustment to the interest rate for a floating rate note. The "spread multiplier" is the factor specified in the applicable pricing supplement as an adjustment to the interest rate for a floating rate note.

     Any floating rate note may also have either or both of the following terms:

     o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "maximum interest rate"); and

     o a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the "minimum interest rate").

     The applicable pricing supplement for a floating rate note will specify the interest rate index and the spread and/or spread multiplier, if any, or other interest rate formula and the maximum or minimum interest rate, if any.

     The calculation agent will compute interest on floating rate notes in the manner set forth below.

     If any interest payment date for any floating rate note (other than the note's stated maturity date or the date of redemption or repayment) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following day which is a business day, except that in the case of a LIBOR note, if this business day falls in the next succeeding calendar month, then the interest payment date will be the immediately preceding business day. If the stated maturity date (or the date of redemption or repayment) of a floating rate note falls on a day which is not a business day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a business day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

     We will calculate accrued interest on a floating rate note by adding the interest factors calculated for each day in the period for which we are calculating accrued interest. We will compute the "interest factor" for each day by multiplying the face amount of the floating rate note by the interest rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate note, by the actual number of days in the year.

     We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually or on some other basis as specified in the applicable pricing supplement (the first date on which the reset interest rate becomes effective, being an "interest reset date"). If any interest reset date for any floating rate note is not a business day, the interest reset date for that floating rate note shall be postponed to the next succeeding business day, except that in the case of a LIBOR note, if this business day is in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

     The "interest determination dates" are the dates as of which the calculation agent will determine the new interest rate that will take effect on the interest reset date. With respect to determining an interest determination date, unless the applicable pricing supplement specifies to the contrary:

     o the interest determination date for a Federal Funds Rate note or Prime Rate note is the second business day before the interest reset date;

     o the interest determination date for a LIBOR note is the second London business day before the interest reset date; and

     o the interest determination date for a Treasury Rate note is the day of the week in which such interest reset date falls on which direct obligations of the United States ("Treasury bills") would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week.

     "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Unless the applicable pricing supplement specifies otherwise, the interest rate determined with respect to any interest determination date for any floating rate note will become effective on and as of the next succeeding interest reset date. However, the interest rate in effect with respect to any floating rate note for the period from the issue date to the first interest reset date will be the "initial interest rate" as specified in the applicable pricing supplement. The interest rate for a floating rate note will be applicable from and including the interest reset date to which it relates to but not including the next interest reset date or until the note's stated maturity date or date of earlier redemption or repayment, as the case may be.

     Unless otherwise specified in the applicable pricing supplement, the trustee will be the calculation agent and will determine the applicable interest rate on each interest determination date. The calculation agent will, upon the request of the holder of any floating rate note and to the extent available, provide the interest rate then in effect for the note and, if different, the interest rate to be in effect as a result of a determination made on the most recent interest determination date with respect to the note. Unless the pricing supplement specifies otherwise, all percentages resulting from any calculation of the rate of interest on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)). All dollar amounts used in or resulting from that calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     LIBOR Notes. Each LIBOR note will bear interest at a rate calculated using LIBOR and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, the calculation agent will determine LIBOR with respect to any interest reset date according to the method specified in the pricing supplement, in accordance with the following provisions:

     o if "LIBOR Telerate" is specified as the reporting service in the applicable pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date, that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date; and

     o if "LIBOR Reuters" is specified as the reporting service in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the designated LIBOR page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such Interest determination date, that appear (or, if only a single rate is required, appears) on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date, provided that at least two such offered rates appear.

     If, the rate index is "LIBOR Reuters," and fewer than two offered rates appear, or LIBOR Reuters is not available, or if the rate index is "LIBOR Telerate" and no rate appears, or LIBOR Telerate is not available, then we will determine LIBOR as follows:

     o The calculation agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date and in a principal amount equal to an amount that is representative for a single transaction in the index currency in the market at that time.

     o If at least two of these banks provide a quotation, the calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of the quotations.

     o If fewer than two of these banks provide a quotation, the calculation agent will select three major banks in the City of New York to provide a rate quote. The calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of these quoted rates at approximately 3:00 p.m., New York City time, on the interest determination date in U.S. dollars for loans to leading European banks, having the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following the interest determination date and in a principal amount that is representative for a single transaction in the market at that time.

     o If none of these banks provides a quotation as mentioned, the rate of interest will be the same as that in effect on the interest determination date.

     The "designated LIBOR page" means (i) if "LIBOR Telerate" is specified in the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks or (ii) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks.

     If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

     Treasury Rate Notes. Each Treasury Rate note will bear interest at the rate calculated using the Treasury Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "Treasury Rate" means the rate for the auction held on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace this page on that service) ("Telerate Page 56") or page 57 (or any other page which replaces this page on that service) ("Telerate Page 57") under the heading "INVESTMENT RATE."

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     o If the rate is not published as described above by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the U.S. Department of Treasury.

     o In the event that the auction rate of Treasury bills having the index maturity specified in the applicable pricing supplement is not published by 3:00 p.m., New York City time, on the calculation date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the calculation date, the rate on the interest determination date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

     o If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three leading primary U.S. government securities dealers in the City of New York selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity.

     o If fewer than three of the dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that interest determination date.

     "Calculation date" means the earlier of:

     o the business day immediately preceding the applicable interest payment date, the stated maturity date or the date of redemption or repayment, as the case may be; or

     o the fifth business day after an interest determination date relating to the note.

     "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest at the rate calculated using the Federal Funds Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "Federal Funds Rate" means, for an interest determination date, the rate with respect to that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace this page on that service) ("Telerate Page 120").

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     o If the rate does not appear on Telerate Page 120 or is not yet published by 3:00 p.m. New York City time, on the calculation date, then the Federal Funds Rate will be the rate with respect to the interest determination date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading "Federal Funds (Effective)."

     o If the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the Federal Funds Rate with respect to the interest determination date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on the business day following that interest determination date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the calculation agent.

     o If fewer than three brokers are quoting as mentioned, then the rate of interest will be the same as that in effect on that interest determination date.

     Prime Rate Notes. Each Prime Rate note will bear interest at the rate calculated using the Prime Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "Prime Rate" means, with respect to an interest determination date, the rate set forth on that date in H.15(519) under the heading "Bank Prime Loan" or if not published by 3:00 p.m., New York City time, on the calculation date, the rate on the interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading "Bank Prime Loan."

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     o If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME 1 page as a bank's publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, for that interest determination date.

     o If fewer than four rates appear on the Reuters Screen USPRIME 1 page on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in the City of New York selected by the calculation agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

     o If fewer than three banks are quoting as mentioned, then the rate of interest will be the same as that in effect on the interest determination date.

     "Reuters Screen USPRIME 1 page" means the display page designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Redemption and Repayment

     Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

     If the applicable pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 days' written notice to the holder of those notes.

     If the pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled "Option to Elect Repayment." Exercise of the repayment option by the holder of a note is irrevocable.

     Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore, other than the trustee under the indenture, DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See "Registration and Settlement."

     To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

     The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

     We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder's duly authorized representative through exercise of the Survivor's Option described below. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Survivor's Option

     The "Survivor's Option" is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor's Option applies to those notes.

     If a note is entitled to a Survivor's Option, upon the valid exercise of the Survivor's Option and the proper tender of that note for repayment, we will, at our option, repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that note plus unpaid interest accrued to the date of repayment.

     To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of us and the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

     We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2.0% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

     An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor's Option is May 1, 2004, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on June 15, 2004, because the May 15, 2003 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

     With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

     o a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     o appropriate evidence satisfactory to us and the trustee (i) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (ii) that the death of the beneficial owner has occurred, (iii) of the date of death of the beneficial owner, and (iv) that the representative has authority to act on behalf of the beneficial owner;

     o if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the trustee from the nominee attesting to the deceased's beneficial ownership of such note;

     o a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     o    if applicable, a properly executed assignment or endorsement;

     o tax waivers and any other instruments or documents that we or the trustee reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant's entitlement to payment; and

     o any additional information we or the trustee reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

     In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to us and the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

     We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option applicable to the notes will be accepted in any one calendar year as described above. All questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

     The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See "Registration and Settlement."

     Forms for the exercise of the Survivor's Option may be obtained from the trustee at J.P. Morgan Trust Company, National Association, 1999 Avenue of the Stars, 26th Floor, Los Angeles, California 90067, Attention: Corporate Trust.

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

Meeting of Noteholders

     The indenture contains provisions for calling meetings of the holders of the notes and other debt securities issued pursuant to the indenture to consider matters affecting their interests, including, without limitation, the modification of the terms of the notes or the waiver of any default under the terms of the notes or the indenture. CIT or the holders of at least 10% in aggregate principal amount of the notes then outstanding of any series or all series may request that the trustee call a meeting of the holders of the notes of that series or all series, respectively. The quorum for any meeting of the holders of the notes is the presence of the holders of notes who are entitled to vote in aggregate principal amount sufficient to take action upon the business for which such meeting was called. A resolution passed at a duly called and constituted meeting of debt securityholders will be binding on the holders of all debt securities issued pursuant to the indenture, whether or not they are present at the meeting.

Replacement of Notes

     If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and such security or indemnity as may be required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses (including counsel fees and expenses) associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

Reopening of Issue

     We may, from time to time, without the consent of existing noteholders, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date, except for the issue date, issue price and the first payment of interest. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

                           REGISTRATION AND SETTLEMENT

The Depository Trust Company

     All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited cases described below. Instead, we will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

     Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

     So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

     Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 90 calendar days, (2) we, in our sole discretion, determine that the global notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the notes.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such note.

     DTC, the world's largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from 85 countries that DTC's direct participants deposit with DTC.

     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation

("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     We will pay principal and or interest payments on the notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

     We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     A beneficial owner, or its authorized representative, shall give notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant's interest in the global note representing such notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC's records.

     DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we, the Purchasing Agent nor any agent takes any responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

     We do not intend to issue certificated notes. If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated J.P. Morgan Trust Company, National Association to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

     We will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except the unrepaid portion of any note being repaid in part.

     We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain material U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) and/or possible differing interpretations. It deals only with notes held as capital assets for U.S. Federal income tax purposes (generally properly held for investment) and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, partnerships or other flow-through entities for U.S. Federal income tax purposes, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, persons whose functional currency is not the U.S. dollar, or persons who are not U.S. Holders (as defined below). It also does not deal with holders other than initial purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. Federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation (including an entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause (4), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.

Payments of Interest

     Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

Original Issue Discount

     The following summary is a general discussion of the material U.S. Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("original issue discount notes"). The following summary is based upon Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     For U.S. Federal income tax purposes, original issue discount is the excess of the stated redemption price at the stated maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its stated maturity from its issue date. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold for cash (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, generally, at a rate (a "Variable Rate") that varies among payment periods:

     o if that rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or

     o that is based upon the changes in the yield or price of certain actively traded personal property.

In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then all or a portion of the stated interest on the note would be treated as original issue discount rather than qualified stated interest. In cases where notes that bear interest are deemed instead to be original issue discount notes for U.S. Federal income tax purposes, the OID Regulations provide rules for determining whether payments pursuant to a note with a Variable Rate will be treated as payments of qualified stated interest. The pricing supplement for any series of notes will specify whether they are original issue discount notes and, in the case of notes with a Variable Rate, will describe the applicable rules for inclusion of original issue discount in income of a U.S. Holder.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an original issue discount note having a maturity upon issuance of more than one year must include original issue discount in income as ordinary interest for U.S. Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an original issue discount note is the sum of the daily portions of original issue discount with respect to such original issue discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such original issue discount note. The "daily portion" of original issue discount on any original issue discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the original issue discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of the original issue discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (2) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an original issue discount note at the beginning of any accrual period is the sum of the issue price of the original issue discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the original issue discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the original issue discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the original issue discount note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such original issue discount note for any taxable year (or portion thereof in which the U.S. Holder holds the original issue discount note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Certain of the notes (1) may be redeemable at our option prior to their stated maturity (a "call option") and/or (2) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features (including the Survivor's Option) may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. U.S. Holders should consult with their own tax advisors about this election.

Short-Term Notes

     Notes that have a fixed maturity of one year or less ("short-term notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to include accrued original issue discount with respect to a short-term note in such U.S. Holder's income currently unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or retirement, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

     If a U.S. Holder purchases a note (other than an original issue discount note) subsequent to its original issuance for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date) such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the U.S. Holder elects to accrue market discount on the constant interest method.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

     If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Disposition of a Note

     Upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest, which will be taxable as such) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. Non-corporate taxpayers (including individuals) are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

     If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition may be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted tax basis, determined immediately before the pro rata prepayment, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

     Backup withholding of U.S. Federal income tax at the applicable rate may apply to payments of principal, premium and interest (including OID) on a note, and to payments of proceeds of the sale or other disposition of a note, to U.S. Holders who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. The backup withholding rate is currently 28%. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption from the backup withholding rules.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. Federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

     A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

     A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "ERISA") should consider the fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

     In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships to such plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

     By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before investing in the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

     If you are the fiduciary of an employee benefit plan or other ERISA plan, or an insurance company that is providing investment advice or other features to an employee benefit plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

                              PLAN OF DISTRIBUTION

     Under the terms of the selling agent agreement, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the selling agent agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from 0.20% to 3.15% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

     Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

     We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

     Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See "Registration and Settlement."

     In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

     The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

                            OTHER GENERAL INFORMATION

     The notes, the indenture, and the selling agent agreement are governed by, and are to be construed in accordance with, the laws of the state of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

     This prospectus supplement and the prospectus may be used only for the purposes for which they were published. This prospectus supplement and the prospectus together represent an offer to sell the notes but only under circumstances and in jurisdictions where it is lawful to do so.

     We will identify in the applicable pricing supplement whether the notes have been accepted for clearance through the DTC. The CUSIP or the identification number for any other relevant clearing system for each series of notes will be set out in the relevant pricing supplement.

================================================================================

********************************************************************************

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

********************************************************************************

================================================================================


PROSPECTUS

                              [CIT Group Inc. LOGO]

                                 $15,000,000,000

                                  Common Stock
                                 Preferred Stock
                                Depositary Shares
                             Senior Debt Securities
                          Subordinated Debt Securities
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

                                   ----------

     The securities covered by this prospectus may be sold from time to time by CIT Group Inc. We may offer the securities independently or together in any combination, called "units," for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

     We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities.

     Our common stock is listed on the New York Stock Exchange under the symbol "CIT."

                                   ----------

     We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus.........................................................3

Where You Can Find More Information...........................................4

Forward-Looking Statements....................................................5

Prospectus Summary............................................................6

Use of Proceeds...............................................................7

Description of Debt Securities................................................8

Description of Capital Stock.................................................18

Description of Depositary Shares.............................................19

Description of Warrants......................................................22

Description of Stock Purchase Contracts and Stock Purchase Units.............23

Plan of Distribution.........................................................24

Legal Matters................................................................25

Experts......................................................................26

                              ABOUT THIS PROSPECTUS

     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference or such other date referred to in such document, regardless of the time of delivery of this prospectus or any sale or issuance of a security.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell or issue, in one or more offerings up to a total amount of $15,000,000,000 of our:

     o    common stock;

     o    preferred stock;

     o    depositary shares;

     o debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

     o    warrants;

     o    stock purchase contracts;

     o    stock purchase units; and

     o    units consisting of any combination of these securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under "Where You Can Find More Information." This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

     This prospectus contains summaries of provisions of certain documents that are described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our website at www.cit.com. We have included our web site address as an inactive textual reference only. Information on our web site is not incorporated by reference into and does not form a part of this prospectus.

     The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the securities registered under this registration statement:

     o    our Annual Report on Form 10-K for the year ended December 31, 2003;

     o    our Definitive Proxy Statement filed with the SEC on April 5, 2004;

     o our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     o our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

     o our Current Reports on Form 8-K filed with the SEC on January 22, 2004, April 22, 2004, July 22, 2004, August 17, 2004, September 9,
          2004, September 14, 2004, September 21, 2004 and October 21, 2004;
          and

     o the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

          Glenn Votek
          Executive Vice President and Treasurer
          CIT Group Inc.
          1 CIT Drive
          Livingston, New Jersey 07039
          (973) 740-5000

                           FORWARD-LOOKING STATEMENTS

     This prospectus, prospectus supplements to this prospectus, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus, prospectus supplements to this prospectus and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

     o    our liquidity risk management;

     o    our credit risk management;

     o    our funding, borrowing costs and net finance margin;

     o    our capital, leverage and credit ratings;

     o    our operational and legal risks;

     o    our commitments to extend credit or purchase equipment; and

     o    how we may be affected by legal proceedings.

     All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management's estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

     o    risks of economic slowdown, downturn or recession;

     o    industry cycles and trends;

     o risks inherent in changes in market interest rates and quality spreads;

     o    funding opportunities and borrowing costs;

     o changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets;

     o uncertainties associated with risk management, including credit prepayment, asset/liability, interest rate and currency risks;

     o    adequacy of reserves for credit losses;

     o risks associated with the value and recoverability of leased equipment and lease residual values;

     o    changes in laws or regulations governing our business and operations;

     o    changes in competitive factors; and

     o future acquisitions and dispositions of businesses or asset portfolios.

     Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about the performance of the company. The company does not assume the obligation to update any forward-looking statement for any reason.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus and the applicable prospectus supplement, including the information incorporated by reference, before making an investment decision. As used in this prospectus, the terms "CIT Group Inc.," "CIT Group," "we," "us," "our" and "the company" refer to CIT Group Inc., unless the context clearly indicates otherwise.

                                 CIT Group Inc.

     CIT Group Inc., a Delaware corporation, is a leading global commercial and consumer finance company. Founded in 1908, we provide financing and leasing capital for companies in a wide variety of industries, including many of today's leading industries and emerging businesses. We offer factoring and vendor, equipment, commercial, consumer and structured financing products.

     We have broad access to customers and markets through our "franchise" businesses. Each business focuses on specific industries, asset types and markets, with portfolios diversified by client, industry and geography. Managed assets were $49.9 billion, owned financing and leasing assets were $41.5 billion and stockholders' equity was $5.7 billion at June 30, 2004.

     We provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including manufacturing, retailing, transportation, aerospace, construction, technology, communication, and various service-related industries. Our secured lending, leasing and factoring products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Consumer lending, conducted in our Specialty Finance segment, consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents.

     Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. In addition, our strategic business units work together in referring transactions to other CIT units to best meet our customers' overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. From time to time, in the normal course of business, we purchase finance receivables on a wholesale basis to supplement our origination volume and sell certain finance receivables and equipment under operating leases to reduce concentrations, for other balance sheet management purposes, or to improve profitability.

                                   ----------

     Our principal executive offices are located at 1 CIT Drive, Livingston, New Jersey 07039. Our telephone number is (973) 740-5000.

--------------------------------------------------------------------------------

                                 USE OF PROCEEDS

     Unless the applicable prospectus supplement indicates otherwise, we currently intend to use the net proceeds from any sale of the offered securities to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds from sales of our securities primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts that we may use in connection with our business or that we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

     This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus and to which any prospectus supplement may relate. The particular terms of the debt securities offered will be described in the applicable prospectus supplement. The prospectus supplement relating to a series of debt securities being offered pursuant to this prospectus will be attached to this prospectus.

     We may issue senior debt securities and subordinated debt securities. The senior debt securities are to be issued under an indenture (the "senior indenture") to be entered into between us and J.P. Morgan Trust Company, National Association, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities are to be issued under an indenture (the "subordinated indenture") to be entered into between us and J.P. Morgan Trust Company, National Association, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the "indentures" and each individually as an "indenture." The indentures may be supplemented from time to time.

     This prospectus briefly outlines some of the indenture provisions. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated in this prospectus and the applicable prospectus supplement by reference. You should review the indentures that are filed as exhibits to the registration statement for additional information.

     In addition, the material specific financial, legal and other terms as well as federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

     The indenture provisions do not limit the amount of debt that we may issue under the indentures or otherwise, and we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

     Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and senior indebtedness. See "--Subordination" below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the assets securing such indebtedness.

     We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

     o the title and series of such debt securities, which may include medium-term notes;

     o the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

     o the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

     o the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

     o the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

     o the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of or transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

     o if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

     o provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

     o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

     o provisions specifying whether the debt securities will be convertible into other securities of CIT and/or exchangeable for securities of CIT or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

     o if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

     o if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

     o provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of CIT or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

     o any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

     o provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

     o provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

     o in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of CIT, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

     o any deletions from, modifications of or additions to the events of default or covenants of CIT with respect to such debt securities;

     o terms specifying whether the provisions described below under "--Discharge; Defeasance and Covenant Defeasance" will be applicable to such debt securities;

     o terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

     o any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

     We will have the ability under the indentures to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We also are permitted to issue debt securities with the same terms as previously issued debt securities.

     We may in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

     The indentures do not limit the amount of other securities that we or our subsidiaries may issue. However, an indenture provision, which we refer to in this prospectus as the "Negative Pledge," provides that we will not pledge or otherwise subject any of our property or assets to any lien to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by us, subject to certain exceptions.

     The terms of the Negative Pledge do nevertheless permit us to create:

     o    liens in favor of any of our subsidiaries;

     o    purchase money liens;

     o    liens existing at the time of any acquisition that we may make;

     o liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

     o liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

     o liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

     o arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

     o liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

     o consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

     o liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

     o liens on property or assets financed through tax-exempt municipal obligations;

     o liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

     o liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

     In addition, under the indenture pursuant to which any of our senior subordinated debt is issued, we have agreed not to permit:

     o the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

     o the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

     Under the more restrictive of these tests, as of June 30, 2004, we could issue up to approximately $5.7 billion of additional senior subordinated indebtedness.

Consolidation, Merger or Sale

     Subject to the provisions of the Negative Pledge described above, we will not be prevented from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, we have agreed not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

     o the successor entity (if other than the company) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture; and

     o the person to which our properties and assets are sold expressly assumes, as a part of the purchase price, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture.

     The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to such indentures. After assuming the obligations, the successor entity will have all our rights and powers under such indentures.

Events of Default

     An "event of default" means any one of the following events that occurs with respect to a series of debt securities issued under the indenture:

     o we fail to pay interest on any debt security of such series for 30 days after payment was due;

     o we fail to make the principal or any premium payment on any debt security of such series when due;

     o we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

     o we fail to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

     o any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

     o we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

     A supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

     If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CIT, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

     The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

     At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

     o we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

     o we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

     If a default in the performance or breach, of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past event of default or its consequences under the applicable indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

     o a failure to pay the principal of, and premium, if any, or interest on, any security; or

     o a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under each existing indenture.

Modification of Indenture

     The indenture provisions permit us and the trustee to amend, modify or supplement an indenture and any supplemental indenture under which a series of debt securities is issued. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

     However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

     In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or supplemental indenture:

     o for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

     o for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

     The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and any indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Payment and Transfer

     Unless otherwise specified in the related prospectus supplement, we will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement.

     All paying agents initially designated by us with respect to payments on the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of and any premium or interest on any debt securities are payable.

     Unless otherwise provided in the related prospectus supplement, holders may transfer or exchange debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any stamp tax or other governmental charge and any other reasonable expenses (including fees and expenses of the trustee) that we are required to pay in connection with a transfer or exchange.

     You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     We are not required to:

     o register the transfer of or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

     o register the transfer of or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

     All transfer agents initially designated by us will be named in the related prospectus supplement. We may at any time rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of and any premium or interest on any debt securities are payable.

     We have initially appointed the trustee as security registrar, transfer agent and paying agent for the debt securities.

Global Securities

     We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement. Debt securities that are represented in whole or in part by one or more global securities will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, and such global securities will be deposited with, or on behalf of, the depositary. The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

     Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

     o will not be entitled to have securities represented by global securities registered in their names;

     o will not receive or be entitled to receive physical delivery of securities in definitive form; and

     o will not be considered owners or holders of these securities under the indenture.

     Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests, and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

     We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Discharge; Defeasance and Covenant Defeasance

     We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

     We also may, at our option, elect to:

     o discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as "defeasance"); or

     o release ourselves from our obligation to comply with certain restrictive covenants under the indenture, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as "covenant defeasance").

     Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

     Such trust may only be established if, among other things:

     o the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

     o no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

     o we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

     In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service.

Concerning the Trustee

     J.P. Morgan Trust Company, National Association, a national banking association, will act as trustee under our senior indenture and our subordinated indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

     The trustee may resign at any time by giving us written notice or may be removed:

     o by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

     o if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) or a court takes certain actions relating to bankruptcy, insolvency or reorganization.

     If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

     The trustee may be contacted at the following address: J.P. Morgan Trust Company, National Association, 611 Woodward Ave. 11th Floor Detroit, Michigan 48226. The form of senior indenture and the form of subordinated indenture are filed as exhibits to this registration statement. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC's web site. See "Where You Can Find More Information".

     J.P. Morgan Trust Company, National Association and certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under a senior indenture or a senior subordinated indenture may act as trustee under any of our other indentures.

New York Law to Govern

     The indentures will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

                          DESCRIPTION OF CAPITAL STOCK

     This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

     As of June 30, 2004, our authorized capital stock consisted of: (1) 600,000,000 shares of common stock, par value $0.01 per share, of which 212,092,592 were issued and 211,195,862 were outstanding, 896,730 were issued and held in treasury; and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, none of which have been issued.

Common Stock

     Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors: (1) amending, repealing or adopting of by-laws by the stockholders; (2) removing directors (which is permitted for cause only); and (3) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

     Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

     Our board of directors has the authority, without further action of our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of CIT, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock. As of the date of this prospectus, we do not have any shares of preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

General

     We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

     Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

     Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

     If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

     Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

     If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days' notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or
(b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS

     The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.

General

     We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

     o    the title of such warrants;

     o    the aggregate number of such warrants;

     o    the price or prices at which such warrants will be issued;

     o the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

     o the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

     o the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

     o the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

     o whether such warrants will be issued in registered form or bearer form;

     o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     o    information with respect to book-entry procedures, if any;

     o if applicable, a discussion of certain U.S. federal income tax considerations; and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

     We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

     The stock purchase contracts may be issued separately or as a part of units ("stock purchase units"), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

                              PLAN OF DISTRIBUTION

     We may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

     o    through underwriters, dealers or remarketing firms;

     o directly to one or more purchasers, including to a limited number of institutional purchasers; or

     o    through agents.

     Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

     In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

     o    the type of and terms of the securities offered;

     o    the price of the securities;

     o    the proceeds to us from the sale of the securities;

     o the names of the securities exchanges, if any, on which the securities are listed;

     o the name of any underwriter, dealer, remarketing firm or agent and the amount of securities underwritten or purchased by each of them;

     o any over-allotment options under which underwriters may purchase additional securities from us;

     o any underwriting discounts, agency fees or other compensation to underwriters or agents; and

     o any discounts or concessions which may be allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

     The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

     Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any series of securities on an exchange, and, in the case of our common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS

     Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of CIT Group Inc. and its subsidiaries as of December 31, 2003, December 31, 2002 and September 30, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 2003, the three months ended December 31, 2002, the year ended September 30, 2002, the period from June 2, 2001 through September 30, 2001 and the period from January 1, 2001 through June 1, 2001 included in the Current Report on Form 8-K dated September 21, 2004, incorporated by reference herein and in the registration statement of which this prospectus forms a part, have been so incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                                                                  CIT Group Inc.

                                                             U.S. $3,000,000,000

                                                               CIT InterNotes'r'

                                                           Prospectus Supplement

                                                                October 29, 2004

                                                                       [GRAPHIC]

                                                                      [CIT LOGO]

================================================================================

                           STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as....................... 'r'